Exhibit 99.1

Global Crossing Files Financial Results Through First

Half of 2004, Announces Recapitalization Plan

•	Company regains SEC and NASDAQ compliance.
•	ST Telemedia group agrees to recapitalization plan.
•	Company to pursue additional secured debt financing in fourth quarter to meet long-term funding requirements.
•	Company realigns business to accelerate pace to cash flow break-even.

FOR IMMEDIATE RELEASE: FRIDAY, OCTOBER 8, 2004

Florham Park, NJ — Global Crossing (NASDAQ: GLBCE) announced that it filed today with the Securities and Exchange Commission an amendment to its 2003 annual report on Form 10-K, which includes restated audited financial statements for 2003, and two Form 10-Qs, which include its financial results for the first and second quarters of 2004. Grant Thornton LLP, the company’s predecessor auditors for the three years ended December 31, 2003, reissued their audit reports on the company’s financial statements for the fiscal years ended December 31, 2002 and 2001, and issued an audit report on the company’s restated financial statements for the year ended December 31, 2003. With these filings, the company has regained compliance with SEC filing and NASDAQ listing requirements.

The company also announced that it has reached an important agreement with certain affiliates of its majority shareholder, Singapore Technologies Telemedia (ST Telemedia) to recapitalize its current debt holdings in Global Crossing and provide additional short-term liquidity to the company. The company believes that these steps will facilitate the execution of debt financings in the fourth quarter of 2004 intended to meet Global Crossing’s long-term funding requirements.

In addition, Global Crossing announced a business restructuring plan to streamline and better focus its operations to broadly serve enterprise customers with higher margin global, IP and managed services offerings and to de-emphasize lower margin legacy services, designed to accelerate the point at which the company reaches operating cash flow break-even.

Management will hold a conference call on Monday, October 11, 2004 at 9:00 a.m. ET to review these developments and the company’s financial results for the first six months of 2004.

“With the initiatives announced today, we’ve regained compliance with SEC reporting and NASDAQ listing requirements, taken an important first step in securing long-term capital, and laid out a business framework for achieving our goal of becoming a leader in global telecommunications,” said John Legere, Global Crossing’s chief executive officer. “We’re looking forward now to concentrating on Global Crossing’s future, as we tighten our focus on providing customers with the global, IP services our network was built to deliver.”

2003 Restatement

As previously announced, the company has restated its 2003 results. The amount of the adjustment to its 2003 cost of access expenses is $67 million, with an additional approximately $12 million balance sheet reclassification related to cost of access amounts recorded upon the company’s emergence from bankruptcy. The restatement resulted in (i) an increase of approximately $79 million in total cost of access liabilities from $150 million to $229 million as of December 31, 2003; (ii) an increase of approximately $2 million in cost of access expense for the period December 10, 2003 to December 31, 2003, resulting in an increase in the operating loss for this period from $8 million to $10 million and an increase in the net loss from $9 million to $11 million for this period; and (iii) an increase of approximately $65 million in cost of access expense for the period January 1, 2003 to December 9, 2003, resulting in an increase in the operating loss for this period from $133 million to $198 million and an increase in the net loss from $230 million to $295 million, excluding gains on emergence from bankruptcy.

Audited, restated 2003 financial statements can be found in the company’s Annual Report on Form 10-K/A for December 31, 2003 at www.globalcrossing.com.

First Quarter 2004 Financial Results

The first quarter of 2004 reflects the first full quarter of results for the company since its emergence from bankruptcy on December 9, 2003.

“Notwithstanding the difficult competitive environment evidenced by declining revenues industry-wide, we have continued to make progress, and our first half results are generally in line with our expectations,” said Mr. Legere. “We continue to develop new products and services that leverage our unique global IP footprint, operate our network at the highest levels of quality performance, and customer satisfaction measures have shown steady increases. We are ready for growth.”

Revenue

Total revenue for the first quarter of 2004 was $690 million, compared to $735 million for the same period in 2003. Telecom services revenue for the first quarter of 2004 was $664 million, compared to $671 million for the same period in 2003, excluding $19 million reduction of non-cash indefeasible rights of use (IRU) deferred revenue in 2003, or $690 million as reported. In addition to the lower IRU revenue resulting from the writedown of IRU deferred revenue due to fresh start accounting, results were also affected by the continued competitive pricing environment for telecommunications services, partially offset by volume increases in both carrier and enterprise businesses.

Despite the overall revenue decline, revenue growth was recorded in key products such as IP access, IP VPN and managed services sold to customers in government, research and education, cable, service provider (XSP) and wireless markets. For example, IP services volumes in enterprise and carrier markets grew by more than 50 percent year over year in the first quarter. Volume growth of IP services in the specific areas mentioned above is in line with the company’s strategy of shifting its mix to higher-margin data services.

Of the total telecom services revenue reported for the first quarter of 2004, enterprise services accounted for 38 percent, as compared to 40 percent for the same period of 2003. Carrier services were 61 percent of total telecom services revenue, compared to 59 percent in the first quarter of 2003, and consumer services remained at one percent.

Of the enterprise services revenue in the first quarter of 2004, 52 percent was attributable to voice services compared to 54 percent for the same period in 2003, and 48 percent was attributable to data services compared to 46 percent in the first quarter of 2003. This favorable shift from voice to data was primarily driven by an increase in managed services and lower attrition of data customers relative to voice customers. In general, margins on data services provided to our customers are substantially higher than legacy voice margins.

Of the carrier services revenue in the first quarter of 2004, excluding non-cash IRU revenue, 87 percent was attributable to voice services, and 13 percent was attributable to data services, unchanged from the same period in 2003. Despite pricing pressure in the industry, carrier voice revenue grew four percent, driven by international long distance voice. Excluding non-cash IRU revenue, carrier data revenue would have shown approximately a 7 percent year-over-year increase.

Global Marine revenue declined to $26 million from $45 million for the first quarter of 2003, principally as a result of the expiration of a significant customer maintenance contract at the beginning of 2004.

Excluding Global Marine, the sale of which was announced on August 16, 2004, and the impact of the write down of non-cash deferred IRU revenues, Global Crossing’s revenues declined approximately 1 percent versus the prior year, driven primarily by the decline in sales to financial markets customers and small businesses.

Cost Management

Cost of access declined to $479 million (representing 72 percent of telecom services revenue) for the first quarter of 2004, compared to $504 million (representing 73 percent of telecom services revenue) for the same period of 2003, as a result of initiatives to lower access unit prices. These initiatives included network optimization, use of strategic and competitive access providers and increased end office versus tandem switch termination. Consolidated third party maintenance costs for the first quarter were $27 million, compared to $29 million in the first quarter of 2003, with the decrease driven by continued network vendor optimization.

Consolidated operating expenses for the first quarter of 2004 were $236 million, compared to $240 million for the same period in 2003. Telecom services operating expenses were $195 million, compared to $188 million in the same period of 2003. Telecom operating expenses increased in part as a result of non-cash stock compensation expense of $5 million related to stock-based incentives issued since Global Crossing’s emergence from bankruptcy on December 9, 2003. In addition, incentive compensation of $2 million and restructuring expenses of $2 million were recorded as operating expenses in 2004, whereas the comparable amounts for 2003 were included in reorganization costs (as opposed to operating expenses) while in bankruptcy. Excluding the impact of expenses related to stock compensation, incentive compensation and restructuring, telecom services operating expenses declined $2 million in the first quarter of 2004 as compared to the same period in 2003.

Increases in real estate, operations, and sales and marketing expenses, as well as expenses related to compliance with Section 404 of Sarbanes Oxley, were more than offset by lower bad debt expense, in part, the result of strong collections and risk management efforts, and lower general and administrative expenses.

Global Marine’s operating expenses declined to $41 million from $52 million for the first quarter of 2003. This decline was primarily attributed to reduced installation projects and maintenance contract requirements resulting in lower third party project costs.

Earnings

For the first quarter of 2004, Consolidated EBITDA (as defined) was a loss of $52 million, compared to a loss of $38 million for the same period in 2003. The increase in the consolidated EBITDA loss was substantially impacted by a $9 million increase in Global Marine EBITDA (as defined) loss from $2 million in the first quarter of 2003 to $11 million for the same period in 2004, principally due to expiration of a significant maintenance contract.

Telecom EBITDA (as defined) loss increased from $36 million in the first quarter of 2003 to $41 million for the same period in 2004. Excluding the impact of the $19 million reduction in deferred revenues from prior period IRU sales and the $9 million of 2004 stock compensation, incentive compensation and restructuring expenses discussed above, Telecom EBITDA loss narrowed significantly in 2004. This improvement was driven by gross margin increases as a result of cost of access initiatives and improvements in bad debt expense.

Global Crossing’s consolidated loss applicable to common shareholders in the first quarter of 2004 was $113 million, versus a loss of $97 million in first quarter of 2003.

Pursuant to the SEC’s Regulation G, a reconciliation of the company’s EBITDA measures to the reported net income for the relevant periods is included in the attached financial statements. Also attached are the company’s definitions for Consolidated EBITDA, Telecom EBITDA and Global Marine EBITDA.

Capital Expenditures

For the first quarter of 2004, cash paid for capital expenditures and capital leases was approximately $33 million, compared to $49 million for the first quarter of 2003, a 33 percent improvement year over year.

With its core network substantially completed in mid-2001, Global Crossing has continued to reduce its capital expenditure requirements, with more than two thirds of such expenditures being made for success-based initiatives, particularly customers’ growing network demands. Capital expenditures also included investments in our Global IP infrastructure, including edge equipment and the conversion of switching infrastructure from time division multiplexing (TDM) technology to voice over Internet protocol (VoIP) technology, which now carries approximately 40 percent of the company’s voice traffic.

Second Quarter 2004 Financial Results

Revenue

For the second quarter of 2004, total revenue was $648 million, compared to $744 million for the same period in 2003. Telecom services revenue for the second quarter of 2004 was $626 million, compared to $677 million for the second quarter of 2003, excluding $21 million reduction of non-cash IRU revenue in 2003, or $698 million as reported. In addition to the IRU revenue change, the year-over-year decrease in telecom revenue was primarily attributable to the continued competitive pricing environment, partially offset by an increase in sales volume.

Additionally, the previously announced initiative by Global Crossing to address volatile and low margin services by tightening payment terms, particularly in the international long distance reseller market, reduced revenue but improved working capital and cash performance. Overall, in the second quarter of 2004, international long distance revenue declined approximately $20 million from the first quarter of 2004, driven in part by the initiation of this program late in the first quarter. Lastly, sales to legacy trader voice customers in the financial markets as well as the small business sector continued to decline in the second quarter.

Telecom services revenue declined by $38 million or 6 percent in the second quarter of 2004, as compared to the first quarter of 2004, primarily driven by the company’s efforts to tighten payment terms in the international long distance reseller market. In addition, the carrier voice business declined due to continued competitive pressures in certain domestic voice markets.

Of the total telecom services revenue reported for the second quarter of 2004, enterprise services accounted for 40 percent, as compared to 38 percent for the same period of 2003. Carrier services were 59 percent of total telecom services revenue, compared to 61 percent in the second quarter of 2003, and consumer services remained at 1 percent of total telecom revenue.

Voice services were 52 percent of enterprise services revenue in the second quarter of 2004, compared to 53 percent for the same period in 2003. Data services comprised 48 percent of enterprise services in the second quarter, compared to 47 percent in the second quarter of 2003. Although data revenue is down year-over-year, primarily due to declining revenue in non-core customer markets like small business, other areas of the enterprise data business showed signs of growth. Similar to first quarter, the company experienced increased volume and revenue in managed services, IP access and sales of IP VPNs to strategic customers in the government and research and educational networks industries.

Of the carrier services revenue in the second quarter of 2004, excluding non-cash IRU revenue, 87 percent was attributable to voice services, and 13 percent was attributable to data services, unchanged from the same period in 2003. Carrier service revenues decreased in the second quarter of 2004 as compared with the second quarter of 2003 (excluding IRUs) as a result of continued competitiveness in the domestic North American wireline voice business. This was partially offset by increases in sales volumes in the wireless sector, voice business outside of the U.S., and data services globally.

Global Marine revenue declined to $22 million from $46 million for the second quarter of 2003, primarily due to the expiration of a significant maintenance contract at the beginning of 2004. As a result of its sale, Global Marine will be recorded as a discontinued operation commencing in the third quarter of 2004.

Excluding Global Marine Services and the impact of fresh start accounting on non-cash revenues, revenues declined 8 percent in the second quarter of 2004 compared to the same period in 2003.

Cost Management

For the second quarter of 2004, cost of access declined to $450 million (representing 72 percent of telecom services revenue), compared to $499 million (representing 71 percent of telecom services revenue) for the same period in 2003. Although overall sales volumes increased, cost of access charges decreased as a result of access reduction initiatives, including network optimization, better dispute resolution, use of strategic and competitive access providers and increased end office versus tandem switch termination. Consolidated third party maintenance costs for the second quarter were $24 million, compared to $28 million in the second quarter of 2003, with the decrease driven by continued vendor maintenance optimization.

Consolidated operating expenses for the second quarter of 2004 were $225 million, compared to $230 million for the same period in 2003. Telecom services operating expenses were $189 million in both periods. Excluding the impact of non-cash stock compensation expense of $8 million related to stock-based incentives since the company’s emergence from bankruptcy on December 9, 2003 and incentive compensation of $2 million, for which the comparable amounts for 2003 were included in reorganization costs (as opposed to operating expenses) for that year, and excluding the impact of $2 million of professional services expenses relating to our cost of access restatement and the one time benefit from a UK real estate tax refund of $11 million, telecom services operating expenses declined slightly in the second quarter of 2004 as compared to the same period in 2003.

Global Marine’s operating expenses were $36 million, compared to $41 million for the second quarter of 2003. This decline was primarily attributed to reduced installation projects and maintenance contract requirements resulting in lower third party project costs.

Earnings

For the second quarter of 2004, Consolidated EBITDA was a loss of $51 million, compared to a loss of $13 million for the same period in 2003. The increase in Consolidated EBITDA loss reflected a $20 million reduction in Global Marine EBITDA from a $10 million profit in the second quarter of 2003 to a $10 million loss for the same period in 2004, primarily due to expiration of a significant maintenance contract.

Telecom EBITDA loss increased from $23 million in the second quarter of 2003 to $41 million for the same period in 2004. Excluding the impact of the $21 million reduction in deferred revenues from prior period IRU sales, the $10 million of 2004 stock and incentive compensation discussed above, the $2 million of professional services expenses relating to our cost of access restatement and the one time benefit from the $11 million UK real estate tax refund, Telecom EBITDA improved modestly versus the prior year. This improvement resulted from cost management efforts and was partially offset by the reduction in revenue.

Consolidated loss applicable to common shareholders in the second quarter of 2004 was $112 million, versus a loss of $27 million in second quarter in 2003. In addition to the change in Consolidated EBITDA noted above, the increase in the net loss in the second quarter of 2004 compared to the same period in 2003 resulted primarily from the absence of prior year foreign exchange gains and from a non-cash tax expense in 2004 resulting from fresh start accounting, as well as somewhat higher depreciation and interest expense.

Pursuant to the SEC’s Regulation G, a reconciliation of the company’s EBITDA measures to the reported net income for the relevant periods is included in the attached financial statements.

Capital Expenditures

For the second quarter of 2004, cash capital expenditures and capital lease obligations were approximately $28 million, compared to $46 million for the second quarter of 2003. Capital expenditures for the second quarter of 2004 decreased for the same reasons as outlined for the first quarter of 2004.

Cash and Debt Position

As of June 30, 2004, unrestricted cash and cash equivalents were approximately $139 million. Of this amount, $53 million was associated with Global Marine. As a result of the previously announced sale of Global Marine to Bridgehouse Marine Ltd., cash on hand at Global Marine transferred to new ownership with the sale of the business. Global Crossing’s total debt, excluding capital leases, as of June 30, 2004 was $240 million, including $200 million in senior secured notes and $40 million from the first drawdown on a bridge loan facility provided by ST Telemedia.

Financing and Liquidity Outlook

Global Crossing entered into a $100 million bridge loan facility (the “Bridge Loan Facility”) with a subsidiary of ST Telemedia in May 2004. Under this agreement, the company has fully drawn down the $100 million facility to date. The company drew down the funds in three installments: $40 million on June 1, $40 million on August 2, and $20 million on October 1. The Bridge Loan Facility is scheduled to mature on December 31, 2004.

The company expects it will need an additional $40 million of financing to fund its anticipated liquidity requirements through the end of 2004. The company will also need to refinance the Bridge Loan Facility at its maturity on December 31, 2004. Moreover, based on the company’s current projections, the company will need to raise substantial additional financing to meet its anticipated liquidity needs beyond 2004. The additional funding is required due to higher access costs than estimated at the time initial liquidity guidance was provided, professional fees related to the cost of access reviews and other changes to the company’s 2004 business outlook.

Global Crossing is currently seeking to arrange financing to provide it with the additional liquidity needed through the end of 2004 and beyond and to refinance the Bridge Loan Facility. Such financing may include a secured debt financing by Global Crossing (UK) Telecommunications Ltd. (GCUK) and a working capital facility secured by certain accounts receivable.

A subsidiary of ST Telemedia has provided a commitment, subject to certain conditions, documentation and completion of any necessary collateral filings, to increase the availability under the Bridge Loan Facility by $25 million, to $125 million. This additional $25 million is intended to be advanced in early November to meet the company’s anticipated liquidity needs through November, by which time the company believes that the secured debt financing by GCUK can be completed with currently anticipated proceeds of $300 million or more. This financing, together with a working capital facility, is intended to meet the company’s long-term funding requirements. If the GCUK debt financing is not completed in November 2004, the company would require additional funding. ST Telemedia has indicated to Global Crossing its non-binding intention to provide financial support, in certain circumstances, as described in the company’s filings today.

The company has entered into an agreement with STT Communications, STT Crossing and STT Hungary that provides for a refinancing of the Bridge Loan Facility and the 11 percent Senior Secured Notes held by these affiliates of ST Telemedia simultaneously with the new secured debt financing by GCUK. The agreement also permits the company to incur debt under a working capital facility. Under the agreement, the following would occur simultaneously with the closing of a secured debt financing by GCUK: (1) the security interests securing the Senior Secured Notes and the Bridge Loan Facility would be released; (2) $50 million (plus any amount borrowed under the additional $25 million Bridge Loan Facility commitment) of the Senior Secured Notes would be repaid; and (3) the Bridge Loan Facility and the remaining Senior Secured Notes would be refinanced by $250 million principal amount of 4.7 percent payable-in-kind secured debt instruments that would be mandatorily convertible into common equity of Global Crossing Ltd. after four years, or converted earlier at ST Telemedia’s option, into approximately 16.2 million shares of common stock of the company (assuming conversion after four years), subject to certain adjustments. The new secured debt instruments would be secured in a manner substantially similar to the Senior Secured Notes, except that they would not have liens on assets of GCUK. The agreement is subject to completion of definitive documentation satisfactory to the parties and a number of other material conditions.

Business Restructuring

Given the current environment in telecommunications, the company has continued to review and refocus its business plan for 2005 and beyond, investing in areas that offer optimum future growth such as global IP enterprise offers, new carrier data offerings, and additional means of distributing the robust suite of IP capabilities to all end users. At the same time, the company is reevaluating unprofitable and non-strategic areas of the business.

“We are focusing our efforts on areas of our business that offer long-term growth and viability, and those in which Global Crossing will maintain a lasting differentiated position,” explained Mr. Legere. “As we move forward, we will invest selectively in these strategic products and services, while devoting fewer resources to, or exiting, unprofitable parts of our business. Through these efforts, we have a great opportunity to enhance our global IP service offerings and deliver even better service to customers, while providing significant ongoing value to shareholders.”

As a result of the business evaluation, the company will be restructured to focus on areas that capitalize on its IP network and capabilities, while expanding its distribution capabilities through system integrators and other indirect channels. The company will de-emphasize or divest its operations in consumer, small business, trader voice, calling card and other lower margin services. As a result of this effort, the company will incur restructuring costs estimated at a range of $12 to $14 million for severance associated with the reduction of approximately 600 full-time employees (15 percent of current workforce) and real estate consolidation costs estimated at $4 to $5 million. The headcount reductions and real estate consolidation will achieve a combined savings of approximately $41 to $47 million per year. Further savings are planned through the outsourcing of certain business processes. In addition, specific vendor contracts and the associated liabilities associated with streamlining of the business will be evaluated.

Conference Call

The company has scheduled a conference call for Monday, October 11, 2004 at 9:00 a.m. ET to discuss its financial results. The call may be accessed at + 1-212-231-6006 15 minutes prior to the start time.

A replay of the call will be available on Monday, October 11, 2004 beginning at 11:30 am ET and will be accessible until Monday, October 18, 2004 at 11:30 am ET. The replay call-in number is + 1-402-977-9140. The access number is 21210903.

ABOUT GLOBAL CROSSING

Global Crossing (NASDAQ: GLBCE) provides telecommunications solutions over the world’s first integrated global IP-based network. Its core network connects more than 300 cities and 30 countries worldwide, and delivers services to more than 500 major cities, 50 countries and 6 continents around the globe. The company’s global sales and support model matches the network footprint and, like the network, delivers a consistent customer experience worldwide.

Global Crossing IP services are global in scale, linking the world’s enterprises, governments and carriers with customers, employees and partners worldwide in a secure environment that is ideally suited for IP-based business applications, allowing e-commerce to thrive. The company offers a full range of managed data and voice products including Global Crossing IP VPN Service, Global Crossing Managed Services and Global Crossing VoIP services, to more than 40 percent of the Fortune 500, as well as 700 carriers, mobile operators and ISPs.

Please visit www.globalcrossing.com for more information about Global Crossing.

# # #

Statements made in this press release that state the company’s intentions, beliefs, expectations, or predictions for the future are forward-looking statements. These statements contain words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “seek,” or similar expressions. Such statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements, including the impact of the restatement, as well as the reaction of the company’s shareholders, customers, vendors and prospective lenders to the cost of access issue previously disclosed in 2004; the company’s ability to be able to file periodic reports on a current basis; the company’s history of substantial operating losses and the fact that, in the near term, funds from operations will not satisfy cash requirements; the ability of the company to arrange the necessary financing to fund its liquidity requirements; the likelihood that the prices the company charges for its services will continue to decrease; the company’s ability to continue to connect its network to incumbent carriers’ networks or maintain Internet peering arrangements on favorable terms; the consequences of any inadvertent violation of the company’s Network Security Agreement with the U.S. Government; the impact of actual and potential customers’ bankruptcies on the company’s sales prospects and results of operations; increased competition and pricing pressures resulting from technology advances and regulatory changes; competitive disadvantages relative to competitors with superior resources; the impact on the company’s competitiveness of its technology choices; the company’s dependence on third parties for many functions; political, legal and other risks due to the company’s substantial international operations; and other risks referenced from time to time in the company’s filings with the Securities and Exchange Commission. The company undertakes no duty to update information contained in this press release or in other public disclosures at any time.

CONTACT GLOBAL CROSSING:

Press Contacts

Becky Yeamans

+ 1 973-937-0155

PR@globalcrossing.com

Tisha Kresler

+ 1 917-270-0079

PR@globalcrossing.com

Kendra Langlie

Latin America

+ 1 305-808-5912

LatAmPR@globalcrossing.com

Mish Desmidt

Europe

+ 44 (0) 7771-668438

EuropePR@globalcrossing.com

Analysts/Investors Contact

Laurinda Pang

+ 1 800-836-0342

glbc@globalcrossing.com

5 PAGES OF FINANCIAL INFORMATION TO FOLLOW

Global Crossing Limited and Subsidiaries

Summary of Consolidated Revenues

($ in millions)

	Six Months Ended
	June 30, 2004 (Unaudited)	June 30, 2003 (Unaudited)	F / (U) Variation
Commercial
Voice	$262	$291	$(29)
Data	243	253	(10)

Total Commercial	505	544	(39)

Consumer	9	15	(6)

Carrier	—	—	—
Service Revenue:	—	—	—
Voice	670	684	(14)
Data	104	103	1
IRU Revenue	2	42	(40)

Total Carrier	776	829	(53)

Total telecommunications services segment revenue	1,290	1,388	(98)

Total installation & maintenance segment revenue, net of eliminations	48	91	(43)

Total revenues	$1,338	$1,479	$(141)

	Quarter Ended
	June 30, 2004 (Unaudited)	June 30, 2003 (Unaudited)	F / (U) Variation
Commercial
Voice	$130	$143	$(13)
Data	120	125	(5)

Total Commercial	250	268	(18)

Consumer	4	7	(3)

Carrier			—
Service Revenue:			—
Voice	321	349	(28)
Data	50	52	(2)
IRU Revenue	1	22	(21)

Total Carrier	372	423	(51)

Total telecommunications services segment revenue	626	698	(72)

Total installation & maintenance segment revenue, net of eliminations	22	46	(24)

Total revenues	$648	$744	$(96)

	Quarter Ended
	March 31, 2004 (Unaudited)	March 31, 2003 (Unaudited)	F / (U) Variation
Commercial
Voice	$132	$148	$(16)
Data	123	128	(5)

Total Commercial	255	276	(21)

Consumer	5	8	(3)

Carrier			—
Service Revenue:			—
Voice	349	335	14
Data	54	51	3
IRU Revenue	1	20	(19)

Total Carrier	404	406	(2)

Total telecommunications services segment revenue	664	690	(26)

Total installation & maintenance segment revenue, net of eliminations	26	45	(19)

Total revenues	$690	$735	$(45)

Global Crossing Limited and Subsidiaries

Condensed Consolidated Statements of Operations (unaudited)

($ in millions)

	Six Months Ended
	June 30, 2004	June 30, 2003 (Restated)	F / (U) Variation
REVENUES	$1,338	$1,479	$(141)
OPERATING EXPENSES:
Cost of access and maintenance	980	1,060	80
Other operating expenses	461	470	9
Depreciation and amortization	85	70	(15)

	1,526	1,600	74

OPERATING LOSS	(188)	(121)	(67)
OTHER INCOME (EXPENSE)
Interest expense, net	(20)	(15)	(5)
Other income, net	12	25	(13)

LOSS BEFORE REORGANIZATION ITEMS, NET AND INCOME TAXES	(196)	(111)	(85)
Reorganization items, net	—	(10)	10

LOSS FROM CONTINUING OPERATIONS	(196)	(121)	(75)
BEFORE BENEFIT (PROVISION) FOR INCOME TAXES
Benefit (provision) for income taxes	(27)	(3)	(24)

NET LOSS	(223)	(124)	(99)
Preferred stock dividends	(2)	—	(2)

LOSS APPLICABLE TO COMMON SHAREHOLDERS	$(225)	$(124)	$(101)

	Quarter Ended
	June 30, 2004	June 30, 2003 (Restated)	F / (U) Variation
REVENUES	$648	$744	$(96)
OPERATING EXPENSES:
Cost of access and maintenance	474	527	53
Other operating expenses	225	230	5
Depreciation and amortization	41	35	(6)

	740	792	52

OPERATING LOSS	(92)	(48)	(44)
OTHER INCOME (EXPENSE)
Interest expense, net	(11)	(8)	(3)
Other income, net	5	36	(31)

LOSS BEFORE REORGANIZATION ITEMS, NET AND INCOME TAXES	(98)	(20)	(78)
Reorganization items, net	—	(5)	5

LOSS FROM CONTINUING OPERATIONS	(98)	(25)	(73)
BEFORE BENEFIT (PROVISION) FOR INCOME TAXES
Benefit (provision) for income taxes	(13)	(2)	(11)

NET LOSS	(111)	(27)	(84)
Preferred stock dividends	(1)	—	(1)

LOSS APPLICABLE TO COMMON SHAREHOLDERS	$(112)	$(27)	$(85)

	Quarter Ended
	March 31, 2004	March 31, 2003 (Restated)	F / (U) Variation
REVENUES	$690	$735	$(45)
OPERATING EXPENSES:
Cost of access and maintenance	506	533	27
Other operating expenses	236	240	4
Depreciation and amortization	44	35	(9)

	786	808	22

OPERATING LOSS	(96)	(73)	(23)
OTHER INCOME (EXPENSE)
Interest expense, net	(9)	(7)	(2)
Other income, net	7	(11)	18

LOSS BEFORE REORGANIZATION ITEMS, NET AND INCOME TAXES	(98)	(91)	(7)
Reorganization items, net	—	(5)	5

LOSS FROM CONTINUING OPERATIONS	(98)	(96)	(2)
BEFORE BENEFIT (PROVISION) FOR INCOME TAXES
Benefit (provision) for income taxes	(14)	(1)	(13)

NET LOSS	(112)	(97)	(15)
Preferred stock dividends	(1)	—	(1)

LOSS APPLICABLE TO COMMON SHAREHOLDERS	$(113)	$(97)	$(16)

Global Crossing Limited and Subsidiaries

Condensed Consolidated Balance Sheets

($ in millions)

	June 30, 2004 (unaudited)	December 31, 2003 (Restated)
ASSETS:
Current assets:
Cash and cash equivalents	$139	$290
Restricted cash and cash equivalents	14	15
Accounts receivable, net	332	421
Other current assets and prepaid costs	139	166

Total current assets	624	892
Property and equipment, net	1,172	1,186
Intangible assets, net	71	113
Other assets	77	57

Total assets	$1,944	$2,248

LIABILITIES:
Total current liabilities	1,021	1,040
Long-term debt	200	200
Obligations under capital leases	171	200
Deferred revenue	137	148
Deferred reorganization costs	31	42
Other deferred liabilities	194	225
Liabilities subject to compromise	—	—

Total liabilities	1,754	1,855

SHAREHOLDERS’ EQUITY (DEFICIT)	190	393

Total liabilities and shareholders’ equity (deficit)	$1,944	$2,248

*	Balances as of December 31, 2003 reflect certain debt and equity restructuring, reorganization and fresh start accounting adjustments associated with Global Crossing Limited’s emergence on December 9, 2003.

Global Crossing Limited and Subsidiaries

Condensed Consolidated Balance Sheets

($ in millions)

	March 31, 2004 (unaudited)	December 31, 2003 (Restated)
ASSETS:
Current assets:
Cash and cash equivalents	$214	$290
Restricted cash and cash equivalents	15	15
Accounts receivable, net	366	421
Other current assets and prepaid costs	162	166

Total current assets	757	892
Property and equipment, net	1,186	1,186
Intangible assets, net	87	113
Other assets	63	57

Total assets	$2,093	$2,248

LIABILITIES:
Total current liabilities	1,037	1,040
Long-term debt	200	200
Obligations under capital leases	178	200
Deferred revenue	142	148
Deferred reorganization costs	37	42
Other deferred liabilities	204	225

Total liabilities	1,798	1,855

SHAREHOLDERS’ EQUITY	295	393

Total liabilities and shareholders’ equity (deficit)	$2,093	$2,248

*	Balances as of December 31, 2003 reflect certain debt and equity restructuring, reorganization and fresh start accounting adjustments associated with Global Crossing Limited’s emergence on December 9, 2003.

Reconciliation of Consolidated EBITDA to Net Income

Pursuant to the SEC’s Regulation G, the following table provides a reconciliation of Consolidated EBITDA, Telecom EBITDA and Global Marine EBITDA, which are considered non-GAAP (Generally Accepted Accounting Principles) financial metrics, to net income, which is the most directly comparable GAAP measure. Global Crossing’s calculation of its EBITDA measures may not be consistent with EBITDA measures of other companies. Management believes that EBITDA is a relevant indicator of operating performance, especially in a capital-intensive industry such as telecommunications. EBITDA is an important aspect of the company’s internal reporting and is also used by the investment community in assessing financial performance. These non-GAAP measures should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations.

Global Crossing Limited

Reconciliation of EBITDA to Net Loss (unaudited)

($ in millions)

	June YTD 2004			June YTD 2003
					(Restated)
	Telecom Services	Global Marine	Consolidated	Telecom Services	Global Marine	Consolidated
EBITDA	$(82)	$(21)	$(103)	$(59)	$8	$(51)
Depreciation and amortization	(82)	(3)	(85)	(66)	(4)	(70)
Other income (expense), net	(11)	3	(8)	16	(6)	10
Reorganization items, net	—	—	—	(6)	(4)	(10)
Income tax benefit (provision)	(27)	—	(27)	(3)	—	(3)
Preferred stock dividends	(2)	—	(2)	—	—	—

Net income (loss) applicable to common shareholders	$(204)	$(21)	$(225)	$(118)	$(6)	$(124)

	Q2 2004			Q2 2003
					(Restated)
	Telecom Services	Global Marine	Consolidated	Telecom Services	Global Marine	Consolidated
EBITDA	$(41)	$(10)	$(51)	$(23)	$10	$(13)
Depreciation and amortization	(40)	(1)	(41)	(33)	(2)	(35)
Other income (expense), net	(8)	2	(6)	31	(3)	28
Reorganization items, net	—	—	—	(1)	(4)	(5)
Income tax benefit (provision)	(13)	—	(13)	(2)	—	(2)
Preferred stock dividends	(1)	—	(1)	—	—	—

Net income (loss) applicable to common shareholders	$(103)	$(9)	$(112)	$(28)	$1	$(27)

	Q1 2004			Q1 2003
	Telecom Services	Global Marine	Consolidated	Telecom Services	(Restated) Global Marine	Consolidated
EBITDA	$(41)	$(11)	$(52)	$(36)	$(2)	$(38)
Depreciation and amortization	(42)	(2)	(44)	(33)	(2)	(35)
Other income (expense), net	(3)	1	(2)	(15)	(3)	(18)
Reorganization items, net	—	—	—	(5)	—	(5)
Income tax benefit (provision)	(14)	—	(14)	(1)	—	(1)
Preferred stock dividends	(1)	—	(1)	—	—	—

Net income (loss) applicable to common shareholders	$(101)	$(12)	$(113)	$(90)	$(7)	$(97)

Definitions:

Consolidated EBITDA is earnings before interest, taxes, depreciation and amortization, other income/ (expense), reorganization items and preferred stock dividends for the consolidated business of Global Crossing. Telecom EBITDA is the same definition applied to the Telecom segment.

Global Marine EBITDA is the same definition applied to the Global Marine segment.